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                                                                 Exhibit 10.7

September 25, 1997

VIA FACSIMILE (***) ***-****

Mr. John Couch
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******

Dear John:

Per our conversation and agreement, the following is the official offer which has been authorized by the Board of Directors of Pangea to you to join Pangea as Chief Executive Officer and a Member of the Board of Directors effective immediately. As we agreed, this follows the memo that I gave you on September 11, 1997.

1.  FINANCIAL PACKAGE:

Your base salary will be $240,000 per year and a bonus plan will be established that will enable you to earn up to 25% of the base for performance tied to key '98 goals. These goals will be developed in concert with the Compensation Committee of Pangea.

Regarding equity, Pangea agrees to grant at the next meeting of the Board of Directors an incentive stock option for 800,000 shares of common stock which shall vest over four years in accordance with Pangea's standard option agreement. We agreed that vesting will begin on the date that you started consulting at Pangea (May 1997). (This amount does include the previous option that was granted to you as a consultant.)

In the event of 1) Pangea's sale of substantially all of its assets or 2) the merger of Pangea with or into another corporation such that the holders of the outstanding voting equity securities of Pangea immediately prior to such a transaction hold fewer than 50% of the voting equities of the surviving entity immediately following such a transaction, 50% of your uninvested options shall become fully vested and exercisable.

You will be eligible to participate in the employee benefit plans that are offered to all other executives of Pangea.

You will be reimbursed for business expenses in accordance with Pangea's established expense policies. In addition, we agreed that we would be open to considering reimbursing you for reasonable costs that are incurred in order to reduce the hardship of travel from your home in Saratoga to Pangea headquarters.



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2.  FINANCING:

The investors have agreed to exercise their warrants, which call for an additional investment of $2.5 million. This exercise will earn the investors a 1.5:1 common stock grant. The investors are very open to investing additional capital per our original discussion, but want presentations of an updated plan and strategy.

3.  OPTION POOL:

The Board has agreed to increase the current employee option pool by 2.0 million shares.

4.  BOARD OF DIRECTORS:

We will initially remain a 7 person Board and Dale Pfost has agreed to leave the Board in order for you to recruit a senior software operating executive. Dale has also agreed to resign as the Chairman of Pangea.

5.  LOCATION:

The Founders and the Board are open-minded regarding a location more centrally situated for recruiting. Obviously, you will need to analyze the situation and determine what is best for the company.

6.  TIMING:

We will consider this offer to be effective on September 12, 1997, which was the date of the Pangea off-site meeting and the date at which you acknowledged your agreement to before the CEO of Pangea.

John, I know you are aware the Board and the Founders are looking forward to working with you. We are all convinced that you are the guy to turn Pangea into a major commercial success and the leader in its field.

Sincerely,                             AGREED AND ACCEPTED

/s/ Samuel D. Colella                  /s/ JOHN D. COUCH
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Samuel D. Colella                       Date: 10/3/97
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